UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 22, 2019

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4243 Dunwoody Club Drive, Suite 202, Atlanta GA  30350

(Address of principal executive offices / Zip Code)

(678) 336-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Funding for Operations

As previously disclosed, Health Discovery Corporation (the “Company”) issued a convertible promissory note (the “Promissory Note”) to George H. McGovern, III, the Chairman and CEO of the Company, and James Dengler, a Company shareholder (the “Note Holders”), for $300,000. The Promissory Note contains an 8% annual interest rate and was due on January 1, 2019 (the “Maturity Date”). The proceeds of the Promissory Note will be used for general working capital purposes. Pursuant to the terms of the Promissory Note, the Company granted to the Note Holders a priority security interest to all intellectual property as well as all past, current and future agreements involving the Company. The Promissory Note is senior to all unsecured indebtedness of the Company.

On April 22, 2019 the Note Holders agreed to waive the current default and to extend the terms of the Promissory Note until July 31, 2019. In consideration for the extension and waiver of the default, the Note Holders shall receive a five percent share of the potential recovery, if any, associated with previously disclosed arbitration proceeding between the Company and NeoGenomics, subject to a maximum amount to the Note Holders of $1,000,000 plus principal and unpaid accrued interest. All other terms of the Promissory Note shall remain in effect.

Additionally, on April 22, 2019, the Company issued a convertible promissory note (the “Additional Promissory Note”) in the amount of $200,000 to the Note Holders for funds advanced to the Company. The Additional Promissory Note contains an 8% annual interest rate and is due on July 31, 2019 (the “Maturity Date”). The proceeds of the Additional Promissory Note are for general working capital purposes. Pursuant to the terms of the Additional Promissory Note, at any time, the Note Holders shall have the right to convert the principal and unpaid accrued interest of the Additional Promissory Note into Series D Preferred Stock (“Preferred Stock”) of the Company at a conversion price based upon the price of the Company’s common stock on the date of advancement of the loan amount (the “Conversion Price”). The right of conversion (“Optional Conversion”) is solely at the Note Holders’ discretion.

In the event that there is a change of control transaction (a “Change of Control”) prior to the Maturity Date, the Additional Promissory Note shall be immediately converted to Preferred Stock of the Company. The total number of shares of Preferred Stock the Note Holders shall be entitled to upon conversion shall be equal to the number obtained by dividing (a) all principal and accrued but unpaid interest under the Additional Promissory Note by (b) the Conversion Price.

If not earlier converted in connection with an Optional Conversion or as a result of a Change of Control, the Additional Promissory Note will mature on July 31, 2019 and, at the option of the Note Holders, (i) principal and accrued interest shall be due and payable in cash at such time, or (ii) principal and accrued interest can be converted into Preferred Stock of the Company at the Conversion Price.

Additionally, the Note Holders shall be entitled to two warrants to purchase common stock of the Company for each share of Preferred Stock held and the price of each warrant is equal to the Conversion Price. Each warrant shall expire on July 31, 2029.

The above actions were approved on April 22, 2019 by the Company’s non-interested and independent board members. Furthermore, all the above actions were made between the Note Holders and the Company without the knowledge or assurance of any recovery from the arbitration proceeding.

Litigation Funding

As previously disclosed, the Company entered into a non-recourse purchase agreement (the “Purchase Agreement”) with a litigation-funding firm (the “Purchaser”) to provide funding for the Company’s ongoing legal action against NeoGenomics. The Company is committed to pursuing all legal actions available to rectify the damages caused by NeoGenomics. The Purchase Agreement allows the Company to pursue these actions against NeoGenomics. The Purchase Agreement remains in effect with the Purchaser.

Additionally, on April 22, 2019, the Company agreed to an advancement of $62,000 from the Note Holders to provide additional funding for the Company’s ongoing arbitration between the Company and NeoGenomics. In consideration for the Note Holder’s additional funding, the Company will repay the $62,000 plus up to $310,000 of the potential recovery from the legal action against NeoGenomics on or before July 31, 2019. This advancement was made between the Note Holders and the Company without the knowledge or assurance of any recovery from the arbitration proceeding.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: April 26, 2019	By:	/s/ George H. McGovern, III
George H. McGovern, III Chairman & Chief Executive Officer